Exhibit 10.24

Certified Diabetic Services	January 23, 2009

BAYER HEALTHCARE LLC, DIABETES CARE

DISTRIBUTOR MEDICAL BENEFIT

PATIENT TESTING COMPLIANCE PROGRAM AGREEMENT

CONTRACT MY

This Distributor Medical Benefit Patient Testing Compliance Program Agreement - Contract MY (“Agreement”) is made by and between Bayer HealthCare, LLC, Diabetes Care located at 555 White Plains Road, Tarrytown, NY, 10591 (hereinafter “Bayer”), and Certified Diabetic Services located at 10061 Amberwood Road, Fort Myers, FL 33913 (hereinafter “Distributor”).

In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.	Introduction

1.1	Pursuant to this Agreement, Bayer agrees to sell and Distributor agrees to purchase directly from Bayer test strips, meters, controls, and ancillary products set forth in Attachment (A), collectively “the Bayer Products” for sale and distribution directly to patients with diabetes located in the United States, District of Columbia, and Puerto Rico (“Territory”), whose diabetes management supplies are covered as a Medical Benefit by Medicare, Medicaid or a Qualified Participating Plan (“End-users”). Distributor shall, not directly or indirectly, sell, distribute, or otherwise make available any of the Bayer Products outside of the Territory and/or to any person or entity, except to the End-user.

1.2	Distributor is currently an Authorized Diabetes Care Center pursuant to a separate Agreement between Bayer and Distributor (Key Operating Policy and Procedure for Diabetes Care Center Agreement), the terms of which are incorporated herein by reference. Unless otherwise specified herein, if there is any conflict between the terms in this Agreement and the terms in the Key Operating Policy and Procedures, the terms of the Key Operating Policies and Procedures shall control.

1.2.1	At the time this Agreement goes into effect, the 2007 Distributor Medical Benefit Patient Testing Compliance Program Agreement, Contract MJ, Contract Number C027091 accepted by Bayer on February 14, 2007, will be automatically terminated. This termination is not a release of any existing obligations of the Distributor under the 2007 Distributor Medical Benefit Patient Testing Compliance Program Agreement, Contract MJ, Contract Number C027091 and Bayer retains the right to review and audit claims for [allowances/chargebacks/credits] made under the 2007 Distributor Medical Benefit Patient Testing Compliance Program Agreement, Contract MJ, Contract Number C027091 and seek repayment for any improper claims.

1.2.2	Distributor may not participate in any other Contract or Agreement with Bayer regarding Bayer Test Strips and/or Meters during the term of this Agreement unless agreed to by Bayer.

1.3	Distributor shall furnish at least ninety-percent (90%) of Bayer Test Strips covered under this Agreement to End Users by Home Delivery either via a Mail Mode of Delivery or Distributor’s Own Delivery Network. Mail Mode of Delivery shall include United States Postal Service, United Parcel Service, FedEx, DHL, or other recognized commercial delivery service. Distributor’s Own Delivery Network shall include deliveries made to End Users’ Home by Distributor’s own employees or by other private carrier that provides home delivery service.

1.4	Distributor shall be a party to agreements with the Centers for Medicare and Medicaid Services (CMS) concerning Medicare Reimbursement. As such, the Distributor agrees to accept Medicare/Medicaid assignment, process the Medicare paperwork on behalf of the End-user and accept eighty-percent (80%) of the authorized Medicare reimbursement plus the remaining twenty-percent (20%) directly from the End-user or a supplementary insurance provider.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

1.4.1	Distributor shall be a contracted provider with the Qualified Participating Plan concerning Medical Benefit Reimbursement. As such, the Distributor agrees to accept the contracted Medical Benefit reimbursement, process the Medical Benefit claim paperwork on behalf of the End-user and collect any copayment or coinsurance payment that is due from the End-user.

1.5	Under the conditions of paragraph 1.7 hereof, Bayer will issue an allowance to the Distributor in accordance with paragraphs 2.2, and 2.2.1 for the allowance amount set forth on Attachment B for sales of Bayer Products made to End-users for which Distributor conducts a Patient Testing Compliance Program, as defined in Attachment C, for all End-users.

1.6	If Distributor sells Bayer Test Strips to End-users who are members of Qualified Participating Plans, as set forth on Attachment D which is in a format acceptable to Bayer, said Qualified Participating Plans must classify Bayer Test Strips as a Medical Benefit. Participating Plans that classify Bayer Test Strips as a Pharmacy Benefit do not qualify. Distributor does not qualify for an allowance on Bayer Test Strips sold to members of Qualified Participating Plans with which Bayer has entered into a separate Agreement for Bayer Test Strips. Distributor does not qualify for an allowance on Bayer Test Strips sold to members of Qualified Participating Plans if Distributor does not have a written contract with the Qualified Participating Plan designating Distributor as a provider of Medical Benefits to Qualified Participating Plan members.

1.6.1	Distributor does not qualify for an allowance on Bayer Test Strips sold to Medicaid beneficiaries in those states where Medicaid classifies test strips as a Pharmacy Benefit.

1.7	In consideration of the allowance pricing to the Distributor by Bayer, Distributor agrees to provide in a format acceptable to Bayer, sales tracing information unique to each End-user as defined in Attachment E. Distributor shall forward such information to Bayer on a monthly basis as set forth in paragraphs 1.8 and 2.2.1.

1.8	Bayer will provide an allowance to the Distributor only for those sales for which End-user Information is provided. Distributor will only be eligible for payment of net price if the documentation is in a format acceptable to Bayer when End-user Information is provided and it is submitted on a monthly basis. In addition, Distributor will keep on file detailed sales tracing information, including the name of each End-user, all End-user identifiers assigned, the End-user’s address, phone number, as well as the Bayer Products sold, date of sale, and the quantity of product sold. This information including original documentation shall be made available to Bayer during any audit pursuant to paragraph 1.9. Distributor will be eligible for allowance pricing only for those sales for which End-user Information is provided in format acceptable to Bayer and it is submitted on a monthly basis as provided by paragraph 2.2.1.

1.9

Distributor remains responsible for the accuracy of all End-user Information submitted to Bayer. Distributor agrees that Bayer has the right to perform random audits of Distributor’s records including phone records, invoices and other books and records of Distributor to determine that allowances have been paid in accordance with the provisions of this Agreement including that Bayer Test Strips were sold exclusively to End-users. Such audits will be performed by Bayer at a reasonable time and in a reasonable manner, at any time, upon 48 hours prior notice. For audits conducted at the Distributor’s site, End-users’ names, addresses, telephone numbers, physician letters and or Medicare/Medicaid numbers will not leave the premises with an auditor or Bayer representative nor will such information be used for any other purpose other than to verify that Bayer Test Strips were sold to End-users and that the Distributor is fully performing within the terms and conditions of this Agreement. However, the auditor or Bayer representative shall be given office and telephone access to make spot-check phone calls to verify the aforementioned information. If the audit discloses any cases wherein allowances were issued to the Distributor for non-qualifying purchases, and/or the audit discloses any cases wherein allowances were issued to the Distributor where

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

End-user information cannot be traced to End-user, the Distributor shall reimburse Bayer for such allowance payments within thirty (30) days of receipt of notice from Bayer, whether or not such allowances were paid as a result of an error by Distributor.

1.10	Distributor agrees to purchase Bayer Products directly from Bayer as set forth on Attachment B.

1.11	Distributor agrees not to trade out End-users to competitors blood glucose monitoring products for the term of this Agreement unless specifically requested by the End-user’s physician, the End-users health plan, or the End-user. This includes End-users currently using Bayer Systems prior to the commencement of this Agreement as well as End-users who begin using Bayer Systems after the commencement of this Agreement.

1.12	Bayer Test Strips, as set forth in paragraph 1.1 can only be sold by Distributor to End-users under the conditions set forth in paragraph 1.4 and shall not be displayed on retail shelf.

1.13	Distributor shall not advertise the prices of Bayer Test Strips. Distributor shall not advertise or promote any of the Bayer Products covered by this Agreement in a manner that may appear to violate, or may violate, any applicable law or regulation. All advertising materials of Distributor which contain or refer to Bayer Products require Bayer’s prior written approval as set forth in Section 6.5 of this Agreement.

1.14	Distributor will take all necessary steps to comply with the terms of this Agreement and any state or Federal laws or regulations, including, if necessary, obtaining permission from End-users to participate in the Patient Testing Compliance Program as described in Attachment C, obtain from End-users’ Qualified Participating Plan written authorization to provide End-users with Patient Testing Compliance Program services as described in Attachment C and obtaining any necessary authorization to release information to Bayer as required by this Agreement.

1.15	This Agreement is conditional upon Distributor providing Bayer an acceptable list of Qualified Participating Plans as outlined on Attachment D titled “Participating Plans List”. The Qualified Participating Plans List can be submitted in a mutually agreeable format. If Distributor requires a Qualified Participating Plan to be added to this Agreement after the date of initial acceptance by Bayer, such requests must be made in writing thirty (30) days prior to the beginning of the next consecutive month. Upon written approval from Bayer, the Qualified Participating Plan will then be eligible for allowances on Bayer Test Strips. It is the Distributor’s sole responsibility to ensure that the plans listed on Attachment D meet the definition of Qualified Participating Plans. Acceptance by Bayer of a plan on Attachment D does not mean that Bayer agrees that the plan meets the requirements of a Qualified Participating Plan.

1.15.1	For purposes of this Agreement, Qualified Participating Plans are defined as follows:

a.	Any managed care organization whose plan members do not include patients whose health care is covered, in whole or in part, by Medicare, Medicaid, any other federal or state health insurance program, except for:

1.	Those managed care organizations located in Massachusetts, Minnesota, Missouri, Ohio, Rhode Island and Texas except such managed care organizations can be Qualified Participating Plans if Distributor has disclosed in writing to those managed care organizations the existence of an agreement between Distributor and Bayer for discounted prices on Bayer Test Strips for their plan members.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

b.	Any managed care plan whose plan members include patients whose health care is covered, in whole or in part, by Medicare, Medicaid or any other federal or state health insurance program, provided that the managed care organization is:

1.	An HMO or CMP with a risk based contract in accordance with section 1876 of the Act;

2.	Any Medicare Part C health plan that receives a capitated payment from Medicare and which must have its total Medicare beneficiary cost sharing approved by HCFA under section 1854 of the Social Security Act;

3.	Medicaid managed care organizations as defined in section 1903(m)(1)(A) that provide or arrange for items or services for Medicaid enrollees under a contract in accordance with section 1903(m) of the Social Security Act (except for fee-for-service plans or medical savings accounts);

4.	Any other health plans that provide or arrange for items and services for Medicaid enrollees in accordance with a risk-based contract with a State agency subject to the upper payment limits in Sec. 447.361 of Section 42 of the Code of Federal Regulations or an equivalent payment cap approved by the Federal government;

5.	Programs For All Inclusive Care For The Elderly (PACE) under sections 1894 and 1934 of the Social Security Act, except for for-profit demonstrations under sections 4801(h) and 4802(h) of Pub. L. 105-33; or

6.	A Federally qualified HMO with a risk-based contract under sections 1854 or 1876 of the Social Security Act. Except that a Qualified Participating Plan does not include any Federally qualified health center receiving supplemental payments

1.15.2	Bayer reserves the right, with ninety (90) days written notice to Distributor, to disallow any Qualified Participating Plan previously listed on Attachment D.

2.	Allowances

2.1	Distributor agrees to purchase Bayer Products directly from Bayer in the quantities and at the prices designated in Attachment A. Bayer has no control over the prices for which the Bayer Test Strips, Controls and Ancillary Products are sold by the Distributor to the End-users.

2.1.1	See Attachment B for Payment terms.

2.1.2	New products introduced by Bayer after the effective date of this Agreement, at Bayer’s discretion, may be included under the terms of this Agreement.

2.1.3	Bayer reserves the right to remove any product offered under the terms of this Agreement. Products so removed will no longer be eligible for allowance pricing under this Agreement.

2.1.4	At Bayer’s discretion and upon 30 days notice from Bayer, Bayer may change the Net Price after Allowance for any of the Bayer Products covered by this Agreement.

2.1.5	If Distributor fails to meet the Committed Yearly Volume in 50s in the given contract year as set forth on Attachment B, Bayer will invoice Distributor in the amount of shortfall within 10 days after notification letter is sent. Distributor will remit payment within 30 days of the invoice date. If payment is not received within 30 days of the invoice date all new orders will be held until payment is received.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

2.2	In consideration of the Distributor’s purchases and services set forth herein and the submission of documentation which is acceptable to Bayer, Bayer will provide an allowance to the Distributor as per pricing levels indicated on Attachment B.

2.2.1	Distributor shall submit documentation as required in Attachment E, in a format acceptable to Bayer, to Bayer HealthCare LLC, Diabetes Care via diabetescaremailorderbayer.com not later than the fifteenth day of the month following the month that Bayer Test Strips were sold to End-user.

2.2.2	If documentation submitted to Bayer is 90 days or more after Distributor sold Bayer Test Strips to End-user, these will be considered unearned allowances and will be billed back to Distributor. Payments will be due to Bayer 30 days after notification by Bayer to Distributor.

2.3	If the documentation submitted by Distributor is insufficient to support the claimed allowances for sales to End-users, or if Bayer’s periodic audits, as detailed in paragraph 1.9, fail to substantiate such information, Bayer will so notify the Distributor who will have ten (10) days from the date of such notification to provide any additional documentation. If Bayer does not receive the documentation within this period, the allowances issued will be billed back for the unearned allowance and the Distributor shall pay same within thirty (30) days thereof.

2.4	Bayer will not ship any Bayer Test Strips with less than 6 months dating.

2.5	The parties intend for this Agreement to comply with the requirements of the Office of Inspector General’s Safe Harbors (“Safe Harbors”), and any safe harbors available under state law. Therefore the parties agree as follows:

2.5.1	If Distributor sells to an End-user who claims Medicare or Medicaid coverage, Distributor recognizes that any allowances or other price reductions issued by Bayer to Distributor under this Agreement may constitute a discount under Section 1128B (b) (3) (A) of the Social Security Act [42 USC 1320a-7b (b) (3) (A)]. Accordingly, Distributor agrees, to the extent it may be required, to properly disclose and appropriately reflect the allowance or reduction in price in any costs claimed or charges made to Medicare, Medicaid, or other federal or state health insurance programs that cover End-users which reimburse the Bayer Meters and/or Bayer Test Strips and require such disclosure. Distributor shall retain all allowance or other price reduction information and make it available to Medicare, Medicaid or other government agencies in compliance with the discount disclosure requirement.

2.5.2	If Distributor sells to an End-user who claims coverage as a member of a Qualified Participating Plan or those End-users who are also covered by Medicare/Medicaid, then Distributor agrees not to submit claims for reimbursement for Bayer Test Strips to any Federal or State health insurance program, unless permitted by law or regulation.

2.5.3	Where required by law or regulation (e.g., Massachusetts, Minnesota, Missouri, Ohio, Rhode Island and Texas), Distributor will disclose in writing to Participating Plans located in those States the existence of an agreement between Distributor and Bayer for discounted prices on Bayer Test Strips, and, where appropriate, the availability of free meters, for those Participating Plans’ members.

2.5.4	If any federal or state law or regulation changes or is interpreted in such a way as to call into question whether this Agreement complies with any applicable law or regulations including Safe Harbors, then Bayer and Distributor will promptly take all necessary steps to bring the requirements of this Agreement into compliance with such applicable laws.

2.6	Bayer Test Strips are for distribution in the Territory only.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

2.7	If Bayer is unable to supply *. Dating applies as noted in Paragraph 2.4.

3.	Bayer Meters

3.1	As an authorized Distributor of Bayer’s products, as set forth in paragraph 1.2, Distributor can purchase directly from Bayer the *, in accordance with the applicable Distributor Operating Policy and Procedures of the Bayer Reagent and Instrument Price List, effective at the time of order placement. Bayer has no control over the prices for which the Bayer Meters are sold by the Distributor to End-users.

3.2	During the contract period of this Agreement upon Distributor’s written request, Bayer may provide to Distributor * (“Bayer Meters”) at no cost to Distributor for distribution directly to End-users and at no cost to End-users.

3.2.1	New products introduced by Bayer after the effective date of this Agreement, at Bayer’s discretion, may be included under the terms of this Agreement.

3.2.2	Bayer reserves the right to remove any Bayer Meter offered under the terms of this Agreement. Bayer Meters so removed shall no longer be subject to this Agreement.

3.3	Bayer, at its sole discretion, reserves the right to limit the number of Bayer Meters provided at no cost to Distributor during the term of this Agreement.

3.4	Bayer Meters provided at no cost to Distributor by Bayer for distribution directly to End-users, including those distributed through healthcare professional offices at no cost to End-users may not be billed to Medicare, Medicaid or any other third party insurance held by an End-user and, are not eligible for any Bayer manufacturer’s mail-in rebate/trade-in offer, and each meter will have a sticker indicating the aforementioned. Distributor may complete warranty card in each End-user’s name and return completed cards to Bayer.

3.4.1	Bayer Meters provided to Distributor by Bayer at no cost for distribution directly to End-users, including those distributed through healthcare professional offices are not for resale and as such it is the sole responsibility of the Distributor to guarantee that the no cost Bayer Meters provided under this Agreement will be provided only to End-users.

3.5	In some situations, where Bayer Meters are provided at no cost to Distributor by Bayer for distribution directly to End-users at no cost to End-users, Distributor may request in writing from Bayer additional sample Bayer Test Strips. Such sample Bayer Test Strips may be required for End-user training and in-service needs and/or to provide End-user a sufficient quantity of Bayer Test Strips in order to adhere to End-user physician’s recommended level of testing until End-user is able to obtain prescribed quantity from a distributor.

3.5.1	Such sample Bayer Test Strips are provided at no cost to Distributor by Bayer for distribution directly to End-users, including those distributed through healthcare professional offices, and at no cost to End-users and may not be billed to Medicare, Medicaid or any other third party insurance held by an End-user. Sample Bayer Test Strips provided to Distributor by Bayer at no cost for distribution directly to End-users, including those distributed through healthcare professional offices are not for resale and as such it is the sole responsibility of the Distributor to guarantee that the no cost sample Bayer Test Strips provided to Distributor will be provided only to End-users and are not sold. Where required by law or regulation (e.g., Massachusetts, Minnesota, Missouri, Ohio, Rhode Island and Texas), Distributor will disclose, as required, in writing to managed care plans located in those States the availability of free Sample Bayer Test Strips for those Participating Plans’ members.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

3.5.2	All requests by Distributor for sample Bayer Test Strips should be made in writing to Bayer, and include a description and basis for need for sample Bayer Test Strips.

3.5.3	Bayer, at its sole discretion, reserves the right to limit the quantity of sample Bayer Test Strips provided at no cost to Distributor during the term of this Agreement.

3.6	For the term of this Agreement, Distributor agrees to provide only Bayer Test Strips to patients with diabetes for use on a Bayer Meter provided at no cost to Distributor.

3.6.1	If the Distributor sells any non Bayer Test Strips to a patient with diabetes for use on a Bayer Meter that was distributed by Bayer at no cost to Distributor, such action shall constitute grounds for termination of this Agreement immediately upon written notice and removal of Distributor as an Authorized Distributor of Bayer. Bayer has the right to recover all allowances for Bayer Test Strips, Controls and Ancillary Products as well as the value of all no cost Bayer Meters and Bayer Test Strips provided under this agreement.

4.	Term

4.1	This Agreement will commence on the date of acceptance and counter signature by Bayer in accordance with paragraph 8 and shall terminate 36 months from the date of acceptance and counter signature by Bayer. It may be extended or modified only upon execution on a writing by authorized representatives of both parties.

4.2	Either party may terminate this Agreement upon thirty (30) days prior written notice.

4.3	Should Distributor terminate this agreement prior to the end of the (36) month term, or should Bayer terminate this agreement pursuant to sections 4.4, 4.5, or 4.6 prior to the expiration of the (36) month term, upon termination the Distributor will be charged back as described in 4.3.1, 4.3.2, and/or 4.3.3.

4.3.1	If Distributor elects an early termination or if this contract is terminated by Bayer pursuant to sections 4.4, 4.5, or 4.6 during the first year of the contract, the Distributor will be charged back the difference between the Net Pricing at the volume level achieved (Refer to Table B) minus the Contracted Net Price, multiplied by the quantity of the Distributor’s actual product purchases for the first year of the contract unless the total three year volume commitment has been obtained.

4.3.2	If Distributor elects an early termination or if this contract is terminated by Bayer pursuant to sections 4.4, 4.5, or 4.6 during the second year of the contract, the Distributor will be charged back the difference between the Net Pricing at the year one volume commitment level (Refer to Table B) minus the Contracted Net Price, multiplied by the quantity of the Distributor’s actual product purchases during year one and year two of the contract unless the total three year volume commitment has been obtained. If Distributor received a chargeback for not reaching the committed volume in year one, only the Distributor’s actual product purchases in year two will be subject to charge back.

4.3.3	If Distributor elects an early termination or if this contract is terminated by Bayer pursuant to sections 4.4, 4.5, or 4.6 during the third year of the contract, the Distributor will be charged back the difference between the Net Pricing at the year one volume commitment level (Refer to Table B) minus the Contracted Net Price, multiplied by the quantity of the Distributor’s actual product purchases during year two and year three of the contract unless the total three year volume commitment has been obtained. If Distributor received a chargeback for not reaching the committed volume in previous years, only the Distributor’s actual product purchases in the non-charge back years will be subject to charge back.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

4.3.4	Distributor agrees to pay for charge backs described in Sections 4.3.1, 4.3.2, or 4.3.3 within thirty (30) days, upon receipt of an invoice from Bayer HealthCare.

4.4	Bayer may terminate this Agreement immediately upon written notice to the Distributor and recover all allowances received by Distributor under this Agreement and the value of all free Bayer Meters and free sample Bayer Test Strips provided under this Agreement if Bayer, in its sole judgment, determines that the Distributor has:

4.4.1	Collected or attempted to collect from End-users an amount in excess of the Medicare/Medicaid reimbursement rate and co-payment rate; or

4.4.2	Submitted claims for End-users covered under Qualified Participating Plans or Medicaid Programs that classify Bayer Test Strips as a Pharmacy Benefit; or

4.4.3	Sold the Bayer Test Strips provided to Distributor under this Agreement to parties other than End-users; or

4.4.4	Failed to keep and provide access to Bayer of the documentation set forth in paragraphs 1.5, 1.6, 1.7, and/or 2.2.1.; or

4.4.5	Failed to meet any current or new Medicare/Medicaid regulations or other requirements pertaining to this Agreement or diabetes care services; or

4.4.6	Diverted or sold any Bayer Test Strips intended for Distributor’s End-users and/or Bayer Meters, and/or sample Bayer Test Strips received at no cost from Bayer and intended to be provided at no cost directly to End-users, to any other Distributor, distribution channel, long term care facility, nursing home, home health agency, physician office, medical clinic, health care professional office, pharmacy, or third party; except to health care professionals as provided in paragraphs 3.4 and 3.5 or

4.4.7	Displayed or advertised Bayer’s * Test Strips to End-users; or

4.4.8	Failed to provide completed documentation to Bayer on a monthly basis as set forth in paragraphs 1.7 and 2.2.1.

4.4.9	Failed to meet Home Delivery requirement of at least ninety-percent (90%) of Bayer Test Strips covered under this agreement furnished to End User by Mail Mode of Delivery or Distributor’s Own Delivery Network as described in 1.3.

4.5	If Distributor violates any terms of this Agreement (including without limitation the failure to make any payment required under this Agreement when such payment becomes due) Bayer may, in its discretion and without further liability whatsoever, immediately terminate this Agreement. Distributor waives prior notice, service of process and preseizure hearing as prior conditions to repossessions of all Bayer Products still in Distributor’s possession provided hereunder through this Agreement and shall pay all costs incurred in connection with such repossession (including reasonable attorneys’ fees). If Bayer becomes aware of any breach other than those identified in paragraph 4.2, Bayer will so notify the Distributor in writing so the Distributor may immediately correct the breach.

4.6

If Distributor fails to pay for charge back as described in Attachment B within thirty (30) days upon receipt of an invoice from Bayer, Bayer may immediately terminate this Agreement. Termination by Bayer pursuant to this provision does not relieve Distributor of it’s obligation to the charge back owed to Bayer and Bayer may pursue all available remedies in law or equity.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

Distributor waives prior notice, service of process and preseizure hearing as prior conditions to repossessions of all Bayer Meters and Bayer Test Strips still in Distributor’s possession provided hereunder through this Agreement and shall pay all costs incurred in connection with such repossession (including reasonable attorneys’ fees).

5.	Warranty

5.1	Bayer’s standard warranty terms shall apply to Bayer Products provided under this Agreement.

6.	General

6.1	Governing Law: This Agreement will be governed by the laws of the State of New York, without reference to its choice of law provisions.

6.2	Assignment: This Agreement shall not be assigned by Distributor without the prior written consent of Bayer.

6.3	Modification: This Agreement contains all the agreements and conditions applicable to this undertaking. All prior oral and written agreements of any kind are superseded. The terms and conditions of this Agreement shall not be added to, modified, superseded or otherwise altered except by a written modification signed by authorized representatives of both parties except that the products available under this Agreement may be modified by Bayer, who must give thirty (30) days written notice to Distributor of any changes. The sales representative who represents Bayer HealthCare LLC is not authorized to modify the terms of this Agreement.

6.4	No Waiver of Conditions: Failure of Bayer to insist on strict performance shall not constitute a waiver of any of the provisions of this Agreement or waiver of any other default of the Distributor.

6.5	Trademarks: Bayer retains the exclusive right to its own trademarks, tradenames, servicemarks and symbols, whether existing now or in the future. Distributor may not advertise or use any tradename, trademark, servicemark or symbol belonging to Bayer without first receiving Bayer’s written consent.

6.6	Independent Contractor and Indemnification

6.6.1	This Agreement does not create a special or fiduciary relationship between the parties; Distributor is an independent contractor, and nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venture, partner, employee, or servant of the other for any purpose whatsoever.

6.6.2	Nothing in this Agreement authorizes Distributor to make any contract, warranty, or representation on Bayer’s behalf or to incur any debt or other obligation in Bayer’s name. Distributor shall indemnify, defend and hold harmless Bayer, its parent, affiliates, officers, directors, shareholders, employees, successors and assigns from and against any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and costs), liabilities, judgments and damages arising, directly or indirectly, from, as a result of, or in connection with: (a) the Distributor’s failure to properly perform its obligations under this Agreement, including a material breach of this Agreement, or (b) a violation of applicable law, rule or regulation by the Distributor and/or its employees or agents.

6.6.3	Nothing in this Agreement authorizes Bayer to make any contract, warranty, or representation on Distributor’s behalf or to incur any debt or other obligation in Distributor’s name.

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

Certified Diabetic Services	January 23, 2009

6.7	Distributor and Bayer shall maintain confidentiality of all the terms and conditions of the Agreement throughout the duration hereof and for a period of two (2) years following the effective date of expiration or termination.

6.8	Distributor represents and warrants that it has not been excluded from participation in the Medicaid, Medicare or other federal or state health insurance programs, nor has the Distributor been sanctioned in any way by federal or state health care programs. If any such programs initiate action to exclude or sanction the Distributor, written notice shall be sent within ten (10) days of receipt of notice of such action, as indicated in paragraph 7.

6.9	The headings contained in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.	All notices to the respective parties shall be in writing and shall be mailed to the addresses below.

To Bayer HealthCare LLC:	To Distributor:

Bayer HealthCare LLC,	Certified Diabetic Services Diabetes Care
430 South Beiger Street	10061 Amberwood Road
Mishawaka, Indiana 46544	Fort Myers, FL 33913
Attn.: R.W. Anderson	Attn.: Fran Ryan,
Strategic Contracts	Chief Operating Officer

7.1	Bayer reserves the right, prior to acceptance of this Agreement by Bayer, to conduct an on-site inspection to verify that Distributor can comply with the terms and requirements of this Agreement.

8.	This Agreement will be effective only upon receipt of the requisite information on Attachments B and D, and an example of End-user Information data report format, and counter signature of Bayer hereon. Distributor should acknowledge their acceptance of this Agreement by signing both copies and returning them to Bayer HealthCare LLC by the close of business February 23, 2009, after which time this proposal will be considered null and void. If the required information is acceptable to Bayer, Bayer will countersign both copies of the Agreement and return one to Distributor for its records.

Bayer Healthcare LLC Diabetes Care		Certified Diabetic Services

By:	/s/ R.W. Anderson	By:	/s/ Francine M. Ryan
	Authorized Signature		Authorized Signature

	R. W. Anderson		Francine M. Ryan
	Print Name		Print Name

	Manager, Strategic Contracts		Chief Operations Officer
	Print Title		Print Title

	2/13/09		2/6/09
	Date		Date

Franr@cdiabetic.com

*	Redacted materials have been omitted pursuant to a Confidential Treatment Request filed under 17 C.F.R. § 230.406. The omitted materials have been filed separately with the Office of the Secretary of the Securities and Exchange Commission.